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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Galyan's Trading Company, Inc. (the "Company") on Form S-8 of our report dated March 16, 2001 (May 29, 2001 with respect to Note 16) (which report expressed an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for store pre-opening costs, effective January 31, 1999 and described in Note 1 to the consolidated financial statements), appearing in the Prospectus filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form S-1 (registration number 333-57848).

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
July 17, 2001